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Exhibit 10.25

AMENDMENT No. 1
TO
AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

        THIS AMENDMENT (this "Amendment"), dated and effective as of March 27, 2008, is made by and among Genpact Limited (the "Company"), Genpact Investment Co (Lux) Sicar S.A.R.L. ("GICo"), GE Capital International (Mauritius) ("GECIM") and GE Capital (Mauritius) Holdings Ltd. ("GECM" and together with GECIM, "GE", and together with GICo, the "Shareholders").

W I T N E S S E T H:

        WHEREAS, the undersigned are parties to that certain Amended and Restated Shareholders Agreement, dated as of August 7, 2007 (as amended from time to time, the "Shareholders Agreement");

        WHEREAS, Section 3.01(b) of the Shareholders Agreement (the "GICo Lock-up Provision") provides that prior to December 30, 2009 (the "Outside Date") GE shall not, without the prior written consent of GICo, Transfer any Common Shares if such Transfer would cause GE to own less than 26,745,000 common shares ("Common Shares") of Genpact Limited (the "Company"); and

        WHEREAS, the parties hereto desire to amend the Shareholders Agreement to provide that the GICo Lock-up Provision shall expire on March 20, 2009 (the "Revised Outside Date") and (ii) terminate any and all rights that GE may have under the Shareholders Agreement to (A) designate persons for nomination as Directors and (B) require that the Company invite any Observer identified by GE to any regular meetings of the Board (or any committees thereof) and provide such Observer with Board materials.

        NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Defined Terms.    Capitalized terms not otherwise defined in this Amendment shall have the meaning specified in the Shareholders Agreement.

        2.    Amendment to Effect Revised Outside Date.    The parties hereby (i) amend Section 3.01(b)(i) of the Shareholders Agreement to read "If the Transfer is to occur prior to March 20, 2009, GE does not then own, or such Transfer would cause GE to own, less than 26,745,000 Common Shares", and (ii) agree that from and after the Revised Outside Date (and notwithstanding the provisions of Section 3.03 of the Shareholders Agreement), GE's proposed transferees (other than Permitted Transferees) shall not be required to agree in writing to be bound by the terms of the Shareholder Agreement pursuant to Section 3.03(i) of the Shareholders Agreement.

        3.    Amendment Relating to Board Appointments and Observer Rights.

          (a) Notwithstanding anything to the contrary set forth in the Shareholders Agreement (including, without limitation, Sections 2.01(a), 2.01(b), 2.01(d), 2.01(e), 2.01(f), 2.01(g), 2.01(h), 2.01(j) and 2.02 thereof), and irrespective of any changes in the Ownership Percentage of GE hereafter, from and after the date hereof, (i) GE shall have no right under the Shareholders Agreement to designate any persons for nomination by the Nominating Committee as Directors, or to fill any vacancies in the Board arising from the resignation, removal or incapacity of any Directors previously so designated by GE, (ii) none of the other Shareholders shall have any obligation to vote for the election of, or to refrain from voting for the removal of, any persons designated by GE for nomination as Directors, and (iii) GE shall deliver to the Company, within three business days of the date of this Amendment, letters of resignation from each of the Directors of the Board previously designated by GE and the Company and the Board shall be deemed to have accepted such resignations, and each such person shall cease to be, and shall no longer serve as, a Director.

          (b) From and after the date hereof, Section 2.01(i) of the Shareholders Agreement is deleted in its entirety and replaced with "[Reserved]".

        4.    Representation and Warranty.    GECIM and GECM represent and warrant that, as of the date hereof, they are the legal owners, collectively, of 39,947,364 Common Shares.

        5.    Effect of this Amendment; Modification.    Except as modified hereby, the Shareholders Agreement shall remain unmodified and in full force and effect.

        6.    Entire Agreement.    The Shareholders Agreement and this Amendment contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings respect hereto.

        7.    Counterparts.    This Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        8.    Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles governing conflicts of laws thereof.

[signatures pages follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective duly authorized representatives as of the day and year first above written.

GENPACT LIMITED
By:	/s/ VICTOR GUAGLIANONE Name: Victor Guaglianone Title: SVP & General Counsel
GENPACT INVESTMENT CO (LUX) SICAR S.A.R.L.
By:	/s/ JOHN MONSKY Name: John Monsky Title: Director
By:	/s/ CHRIS LANNING Name: Chris Lanning Title: Director
GE CAPITAL INTERNATIONAL (MAURITIUS)
By:	/s/ LAWRENCE ZLATKIN Name: Lawrence Zlatkin Title: Director
GE CAPITAL (MAURITIUS) HOLDINGS LTD.
By:	/s/ LAWRENCE ZLATKIN Name: Lawrence Zlatkin Title: Director

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  Exhibit 10.25
AMENDMENT No. 1 TO AMENDED AND RESTATED SHAREHOLDERS AGREEMENT